Exhibit 99.1

Contact:                                                   John L. Morgan

763/520-8500

FOR IMMEDIATE RELEASE

WINMARK CORPORATION

ANNOUNCES CASH DIVIDEND

Minneapolis, MN (April 27, 2011)  —  Winmark Corporation (Nasdaq: WINA) announced today that its Board of Directors has approved an increase in its cash dividend to shareholders.  The quarterly dividend of $0.03 per share represents an increase of $0.01 from its previous dividend rate.  The cash dividend will be paid on June 1, 2011 to shareholders of record on the close of business on May 11, 2011. Future dividends will be subject to Board approval.

Winmark Corporation creates, supports and finances business.  At March 26, 2011, there were 902 franchises in operation under the brands Play It Again Sports®, Plato’s Closet®, Once Upon A Child®, and Music Go Round®.  An additional 42 retail franchises have been awarded but are not open.  In addition, at March 26, 2011, the Company had loans and leases equal to $32.4 million.

This press release contains forward-looking statements within the meaning of the safe harbor provisions of Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), relating to future events or the future financial performance of the Company including statements with respect to our ability to finance the growth of our leasing and franchising businesses and the payment of cash dividends for the foreseeable future.  Such forward-looking statements are only predictions or statements of intention subject to risks and uncertainties and actual events or results could differ materially from those anticipated.  Because actual result may differ, shareholders and prospective investors are cautioned not to place undue reliance on such forward-looking statement.